Exhibit 10.1

Principal Amount: $150,000.00	Issue Date: June 25, 2009

10% SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, ThermoEnergy Corporation, a Delaware corporation (the “Borrower”), hereby promise to pay to the order of The Quercus Trust (the “Holder”), the sum of up to One Hundred Fifty Thousand Dollars ($150,000.00) on the earlier to occur of (i) the closing of an equity or convertible debt investment (a “Financing”) in the Borrower yielding gross proceeds to the Borrower of not less than Two Million Dollars ($2,000,000.00) or December 31, 2009 (in either case, the “Maturity Date”).  Unless the Holder is participating as an investor in the Financing, the Borrower shall, at least ten (10) days prior to the initial closing of the Financing, give the Holder written notice setting forth the details of the Financing (including, without limitation, the terms of the securities to be issued in the Financing (the “Financing Securities”), the price per share at which such Financing Securities will be issued (the “Financing Price”) and the expected gross proceeds to the Borrower)(the “Financing Notice”).

An initial advance (an “Advance”) in the amount of $50,000 shall be made on the date hereof.  Additional Advances (up to the total amount hereof) shall be made promptly upon the request of Borrower, provided that Advances hereunder shall be used only to pay legal and accounting fees and expenses related to the investigation by the Borrower’s Audit Committee of its financial affairs or other matters within the investigative authority of such Committee.  Interest on the outstanding principal balance shall be paid at the rate of ten percent (10.0%) per annum, payable in arrears on the last day of each March, June, September and December, commencing on September 30, 2009 and continuing through the Maturity Date (each, an “Interest Payment Date”).  Interest shall be computed on the basis of a 365-day year, using the number of days actually elapsed.

At the election of the Borrower by written notice to the Holder, all or any portion of any payment of interest due under this Note on any particular Interest Payment Date may be paid by the issuance to the Holder, on such Interest Payment Date, of shares of the Borrower’s Common Stock, par value $0.001 per share (the “Common Stock”).  The number of shares of Common Stock to be issued in payment of interest on any particular Interest Payment Date shall be determined by dividing (i) the amount of interest to be so paid by (ii) eighty percent (80%) of the volume weighted average trading price per share of Common Stock for the ten (10) trading days immediately preceding such Interest Payment Date on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board, as reported by Bloomberg Financial Markets, or any successor performing similar functions.

The Holder shall have the right at any time and from time to time until the principal and interest on this Note shall have been paid in full, to participate in the Financing by converting the principal amount of this Note into shares of the Financing Securities at a price per share equal to eighty percent (80%) of the Financing Price.  If the Holder desires to exercise its right of conversion, the Holder shall, within five (5) business days after delivery of the Financing Notice, give the Borrower a written notice, setting forth the amount of principal which the Holder will convert in the Financing.  The Holder’s right to participate in the Financing by conversion of this Note shall be conditioned on the Holder’s entering into such purchase agreements and related agreements as shall be executed at the closing of the Financing by the other investors participating in the Financing.  Except to the extent that the entire unpaid principal balance of this Note is being presented for conversion, the Holder shall not be required to present this Note in order to effect conversion, and the Holder shall maintain a ledger setting forth each conversion of principal and interest on this Note and such ledger shall, absent manifest error, be deemed to be binding and conclusive on the Borrower.

Borrower and Lender have previously entered into a Security Agreement dated February 11, 2009 (the “Security Agreement”) securing certain obligations of Borrower to Lender.  Borrower hereby pledges all Collateral (as defined in the Security Agreement) to secure the obligations of Borrower under this Note and the Security Agreement is hereby amended to provide that this Note shall be secured by the Security Agreement to the same extent as the Note defined therein.

This Note may not be prepaid, in whole or in part, without the prior written consent of the Holder.  Partial prepayments, if any, shall be applied first to accrued and unpaid interest, and the balance to principal.

The entire unpaid principal amount of this Note, together with interest thereon shall, on written notice from the Holder, forthwith become and be due and payable if any one or more Events of Default shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing.

The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Agreement:

(i)  Borrower’s failure to make any payment of principal or interest or any other sums within fifteen (15) days of the date when due on this Note; or

(ii)  Any representation or warranty or other statement made or furnished to the Holder by or on behalf of the Borrower in any document or instrument furnished in connection with this Note proves to have been false or misleading in any material respect when made or furnished; or

(iii)  Breach of or failure in the due observance or performance in any material respect of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to this Note and the failure to cure (if curable) any such breach or failure within fifteen (15) days after receipt of written notice thereof from the Holder; or

(iv)  If the Borrower shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) any action shall be taken by the Borrower for the purpose of effecting any of the foregoing; or

(v)  An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or appointing a receiver, trustee or liquidator of the Borrower, or of all or a substantial part of the assets of the Borrower, and the Borrower, by any act, indicate its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of 90 consecutive days or an order for relief in connection therewith shall be entered; or

(vi)  If the Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated, with or into any other corporation.

All payment obligations arising under this Note are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Borrower is permitted by law to contract or agree to pay.  If by the terms of this Note, the Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened. (a “Proceeding”) concerning the interpretation, enforcement and of the transactions contemplated by this Note or the Security Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the state or federal courts sitting in, or having jurisdiction over, the State of Delaware (the “Delaware Courts” ). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND WAIVE ANY RIGHT TO BRING A COUNTERCLAIM AGAINST THE HOLDER IN ANY ACTION TO ENFORCE THIS NOTE.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT THIS NOTE.

All notices, requests or other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail, overnight courier services with provided evidence of delivery or attempted delivery, or facsimile, to the Borrower at 124 West Capitol Avenue, Suite 880, Little Rock, Arkansas 72201 (fax: 501-375-5249), with a copy to William E. Kelly, Esq., Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110 (fax: 866-743-4899) or to the Holder at 1835 Newport Boulevard, A-109 – PMB 467, Costa Mesa, California 92627 (fax: 949-631-2325), with a copy to Joseph P. Bartlett, Esq., 1900 Avenue of the Stars, 19th Floor, Los Angeles, California, 90067 (fax: 310-388-1055).  Either party may, by like notice, change the address or telecopy number or the person to whom notice is to be given.  Notice shall be deemed given when received or when attempted delivery is made (based on evidence of attempted delivery by the United States Postal Service or an overnight courier or a messenger service), provided that notice by telecopier shall be deemed given when receipt is acknowledged by the recipient.

This Note may be amended or supplemented, or any provision hereof waived, only by the written agreement of the Holder and the Borrower.  Neither the amendment of the Security Agreement, the extension of Advances pursuant hereto nor any other transaction entered into in connection herewith shall be deemed to be a waiver of any right or obligation of either party existing prior to the date hereof, all of which are expressly reserved.

This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign any of its obligations under this Note without the consent of the Holder.

If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees, regardless of whether the Holder commenced litigation in order to enforce its rights under this Note.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by its duly authorized Chairman and Chief Executive Officer as of the date and year first above written.

ThermoEnergy Corporation

By:	/s/ Dennis C. Cossey
Dennis C. Cossey
Chief Executive Officer